EXHIBIT 99.1

[GRAPHIC OMITTED]



                  Contact:
                  Robert J. Hugin                         Brian P. Gill
                  Senior VP and CFO                       Director of PR/IR
                  Celgene Corporation                     Celgene Corporation
                  (732) 271-4102                          (732) 652-4530


                  CELGENE CORPORATION REPORTS RECORD OPERATING
              PERFORMANCE IN FOURTH QUARTER AND FULL-YEAR 2003 WITH
                        STRONG REVENUE GROWTH AND PROFITS

Fourth Quarter Results:
-----------------------

o FOURTH QUARTER REVENUES INCREASED 117% VERSUS THE YEAR AGO QUARTER, DRIVEN BY STRONG THALOMID(R) AND ALKERAN(R) PERFORMANCE
o        QUARTERLY DILUTED EARNINGS PER SHARE INCREASED TO $0.06
o KEY REVIMID(TM) REGULATORY TRIALS ACCELERATED; TARGETED ENROLLMENT COMPLETED IN PIVOTAL PHASE III MELANOMA TRIALS, AND BOTH PHASE II MDS REGULATORY TRIALS
o SWOG SELECTS REVIMID FOR EVALUATION IN MAJOR PHASE III TRIAL IN NEWLY DIAGNOSED MYELOMA

Year-End 2003 Results:
----------------------

o        MILESTONE YEAR FOR CELGENE REPORTING FIRST FULL-YEAR PROFITABILITY
o        FULL-YEAR REVENUES INCREASED 100% VERSUS PRIOR YEAR
o        FULL-YEAR DILUTED EARNINGS PER SHARE INCREASED TO $0.16
o R&D INVESTMENTS INCREASED TO SUPPORT STRATEGIC REGULATORY INITIATIVE FOR IMIDS(TM) AND ADVANCE HIGH-POTENTIAL PIPELINE

2004 Financial Outlook:
-----------------------

o        STRONG REVENUE AND EARNINGS GROWTH FORECAST FOR 2004
o 2004 TOTAL REVENUE EXPECTED TO INCREASE APPROXIMATELY 35 % TO $360 - $380 MILLION
o FULLY DILUTED EARNINGS PER SHARE TO RISE BY APPROXIMATELY 180 % IN 2004 TARGETING A RANGE OF $0.40 - $0.50 PER SHARE
o        SUBSTANTIAL INCREASE IN R&D INVESTMENT IN 2004

Recent Highlights:
------------------

o 128 ABSTRACTS ON RECENT CLINICAL DATA FOR THALOMID, REVIMID, ACTIMID(TM) AND ALKERAN AT THE AMERICAN SOCIETY OF HEMATOLOGY 45TH ANNUAL MEETING
o ADDITIONAL CLINICAL DATA PRESENTED ON REVIMID(TM) IN MYELODYSPLASTIC SYNDROMES AT THE AMERICAN SOCIETY OF HEMATOLOGY 45TH ANNUAL MEETING

o CLINICAL DATA ON REVIMID(TM) IN RELAPSED OR REFRACTORY MULTIPLE MYELOMA PRESENTED AT THE AMERICAN SOCIETY OF HEMATOLOGY 45TH ANNUAL MEETING
o CLINICAL DATA PRESENTED ON ACTIMID(TM) IN MULTIPLE MYELOMA AT THE AMERICAN SOCIETY OF HEMATOLOGY 45TH ANNUAL MEETING
o        ADVANCED ACTIMID INTO PHASE II TRIAL FOR PROSTATE CANCER
o WITH THE NATIONAL CANCER INSTITUTE INITIATED CLINICAL TRIAL IN BRAIN CANCER WITH NEW ANTI-CANCER COMPOUNDS
o NEW DATA ON COMBINATION THALOMID(R)REGIMENS IN REFRACTORY SOLID TUMORS PRESENTED AT THE CHEMOTHERAPY FOUNDATION SYMPOSIUM XXI

WARREN, NJ - (JANUARY 29, 2004) - Celgene Corporation (NASDAQ: CELG) today announced diluted earnings per share of $0.06 for the quarter ended December 31, 2003, driven by record product sales. Total revenue for the fourth quarter increased more than 117% to $80.8 million from $37.2 million for the prior-year quarter. THALOMID net sales in the fourth quarter of 2003 increased 93% to $65.6 million from $34.0 million in the fourth quarter of 2002. Celgene posted fourth quarter net income of $5.4 million, or $0.06 per diluted share compared to a net loss of $96.4 million or ($1.23) per share in the fourth quarter of last year. Sequentially, total revenue increased 8.7% to $80.8 million in the fourth quarter from $74.3 million in the third quarter of 2003, with THALOMID sales rising about 14% quarter-over-quarter to $65.4 million from $57.6 million.

For the full year, total revenues were a record $271.5 million, an increase of 100% over the same period in 2002. THALOMID sales for the full year were $223.7 million, compared to $119.1 million in 2002, an increase of 88% year-over-year. Revenue from the Ritalin(R) family of drugs totaled approximately $4.3 million for the fourth quarter of 2003 and approximately $15.5 million for the year. For the full year, Celgene posted net income of $13.5 million or $0.16 per diluted share, compared to a net loss of $100.0 million or ($1.29) per share in the comparable 2002 period.

To further accelerate the progress of its key REVIMID trials, Celgene increased R&D investments in accelerated Phase II regulatory programs for REVIMID in myelodysplastic syndromes, multiple myeloma as well as for the ongoing pivotal Phase III Special Protocol Assessment (SPA) trials for multiple myeloma and metastatic melanoma. Celgene incurred R&D expenses of $34.7 million in the fourth quarter of 2003, representing an increase of 27% compared to the year ago quarter. These R&D expenditures are supporting ongoing rapid clinical progress in multiple core development programs in THALOMID, REVIMID, ACTIMID and in Celgene's lead Class II IMiD(TM) CC-11006, as well as in its high potential SelCID(TM) and kinase inhibitor programs. Increased expenditures also enabled substantial progress in a number of additional high-potential preclinical and early clinical programs, including the benzopyrans, ligase and tubulin inhibitors.

Celgene reported approximately $680 million in cash, marketable securities and investments - including its $12 million investment in Pharmion convertible notes.

"We are very pleased with our progress in 2003, when we recorded our first profitable year, achieved record commercial sales, made excellent progress in our regulatory and clinical development programs and continued rapid development of our high-potential research programs," said Celgene Chairman and Chief Executive Officer John W. Jackson. "We accomplished all this and more while maintaining ownership of our strategic pipeline programs and building a strong balance sheet."

2004 Financial Outlook:
-----------------------

REVENUES

Celgene anticipates revenues for 2004 to range between $360-$380 million, an increase of approximately 33 to 40 % over total 2003 revenues of $271.5 million. THALOMID(R) revenues are targeted to range between $280-$290 million, representing an increase of approximately 25 to 30 % over THALOMID revenues of $223.5 million in 2003. Our 2004 guidance assumes that 2003 revenue of $223 million was positively impacted by $10 to $13 million in one-time pharmacy stocking of the new 100 and 200 mg formulations. We expect THALOMID revenue to grow by approximately 35 % over this base line. Our guidance reflects an approximately 19 % benefit from price increases announced in 2003, net of expected dosing declines. Also this guidance includes the expectation of a 10 to 15 % increase in prescriptions based on data already presented or published and includes a mid-year 2004 price increase of less than 5 %.

Although not included in our guidance at this time, we believe there are numerous developments that may have a positive impact on THALOMID revenues in 2004. Included among these are; new major peer-reviewed publications and new clinical data presented at major medical meetings, the demonstration project of the Medicare Reform Act of 2003 affecting oral cancer drug reimbursement in 2004 and 2005, as well as positive dosing trends in 2004. Additionally, we are maintaining our target revenues for the Ritalin(R) family of drugs of approximately $40 million in 2004, which includes a milestone payment for filing a NDA for FOCALIN LA(TM).

R&D SPENDING

Research and development expense in 2004 is expected to range between $160-$170 million, an increase of approximately 34 %, year-over-year, as Celgene continues to accelerate spending to support multiple pivotal Phase III and other accelerated regulatory programs. Important components of Celgene's 2004 R&D spending include (1) expanded investment in its hematological and malignant blood disorder disease programs, (2) investment in the investigation of its agents in combination use in solid tumor clinical trials, and (3) advancement of multiple high potential pre-clinical and clinical compounds, including; SelCIDs(TM), kinase inhibitors, ligase inhibitors, tubulin inhibitors and benzopyrans.

SG&A EXPENSES

Selling, general and administrative expenses in 2004 are expected to be in the range of $115-125 million, an increase of approximately 17 % year-over-year.

EARNINGS PER SHARE

Diluted earnings per share are expected to range between $0.40-$0.50 per share in 2004, representing an increase of approximately 180 % over the Company's 2003 results.

2003 COMPANY HIGHLIGHTS:

Clinical, Regulatory and Drug Discovery Achievements:
-----------------------------------------------------

o Celgene made excellent progress in its efforts to accelerate the path to regulatory approval of REVIMID(TM) now being tested in ongoing pivotal Phase III special protocol assessment (SPA) trials that have the potential to result in FDA marketing approval for REVIMID in multiple myeloma and melanoma. These trials are in addition to Celgene's ongoing three Phase II trials initiated in the third quarter of 2003, which have the potential to support accelerated approval for multiple myeloma, for myelodysplastic syndromes (MDS), and for MDS patients with 5q minus syndrome. All of these key REVIMID trials remain on or ahead of their planned patient accrual timelines for potential approvals in 2005. Targeted enrollment in the pivotal Phase III special protocol assessment melanoma trials, the Phase II MDS trial and the Phase II MDS/5Q minus trial have already completed.

o At the American Society of Hematology 45TH Annual Meeting (ASH) researchers reported on 128 abstracts reporting recent and ongoing clinical data for Celgene's lead commercial and regulatory products, THALOMID(R), REVIMID, ACTIMID(TM) and ALKERAN(R).

o At ASH, clinical investigators from leading cancer research centers presented data from 56 abstracts containing data from clinical trials of THALOMID in newly diagnosed as well as all stages of multiple myeloma. The investigators reported data on THALOMID as a single agent and in combination therapy for multiple hematological cancers and malignant blood disorders.

o At ASH, data showing results in clinical studies of REVIMID as a therapy approach for patients with refractory anemias due to low-risk and intermediate-1 risk myelodysplastic syndromes were presented, by Dr. Alan List, Professor of Medicine and Program Leader for Hematologic Malignancies at Moffitt Cancer Center, Tampa, Florida, and the study's lead investigator. The results of the clinical study demonstrated that red blood cell production was restored in 67 % of the evaluable patients, that transfusion independence was achieved in 90 % of patients for those responding to REVIMID and that more than 90 % of patients with the abnormal chromosomal abnormality, 5q minus, achieved complete response.

o At ASH, data evaluating clinical results on REVIMID as a therapy for patients with refractory or relapsed multiple myeloma (MM) were presented. The study demonstrated that 91 % of evaluable patients achieved stabilization of disease or better in relapsed/refractory myeloma. REVIMID has received fast track designation from the FDA for the treatment of myeloma and myelodysplastic syndromes, a malignant disorder of blood cell production that eventually leads to acute leukemia and affects approximately 300,000 people worldwide.

o At ASH, clinical data on ACTIMID, one of Celgene's lead proprietary immunomodulatory drug (IMiD(TM)), were presented for patients with relapsed/refractory multiple myeloma. The study results demonstrated that there was a 17 % complete response rate with 93 % of evaluable patients achieving stabilization of disease or better.

o The Southwest Oncology Group (SWOG) selected REVIMID for a major clinical study in a randomized controlled Phase III trial designed to evaluate REVIMID versus REVIMID plus Dexamethasone to determine its safety and efficacy in newly diagnosed multiple myeloma patients.

o Celgene announced that it advanced the development of ACTIMID(TM) as a potential therapy for prostate cancer. This multi-center Phase II two-stage, open-label trial is investigating the safety and efficacy of ACTIMID as a single agent in hormone-refractory prostate cancer patients.

o At the Chemotherapy Foundation Symposium XXI meetings in New York, interim data from three major cancer research centers were presented assessing thalidomide in combination regimens in multiple solid tumor indications. These included data from the Cleveland Clinic on THALOMID(R) and IL-2 in metastatic renal cell carcinoma, from the M.D. Anderson Cancer center on combination therapy in refractory prostate cancer, and from the Dana Farber Cancer Institute on combination therapy in neuroendocrine tumors.

o Celgene successfully completed Phase I testing of SelCID(TM) (CC-10004) - a safe and well-tolerated compound with an excellent therapeutic index - following its selection as the company's lead oral PDE 4 inhibitor and anti-TNF alpha agent. Celgene will move forward and test this high potential compound in inflammatory and respiratory indications this year.

o Celgene leveraged the future potential of its promising kinase inhibitor program, where it holds or owns significant intellectual property position in a very deep pipeline, by successfully advancing its highly potent lead oral kinase inhibitor (CC-401) into Phase I safety trials. CC-401 is scheduled to advance to Phase I/II efficacy trials in 2004.

2003 Corporate and Commercial Achievements:
-------------------------------------------

o In June 2003, Celgene completed the placement of $400 million of 1.75 % Convertible Notes due 2008 to qualified institutional buyers. At that time, the lowest coupon rate and highest conversion premium in the biotech industry.

o Celgene announced a strategic agreement with GlaxoSmithKline to distribute and promote ALKERAN(R), a therapy approved by the FDA for the palliative treatment of multiple myeloma. Under the terms of the agreement, Celgene purchases ALKERAN tablets and ALKERAN for injection from GlaxoSmithKline and distributes the products in the United States under the Celgene label. This agreement is strategically valuable to Celgene since it provides the company with an approved oncology product that complements its clinical candidates THALOMID and REVIMID which are demonstrating substantial promise in late stage clinical trials for the treatment of multiple myeloma.

o Celgene's proprietary S.T.E.P.S.(R) Intellectual property estate for THALOMID was broadened to a total of four U.S. Patents with the issuance of two new fundamental U.S. Patents in 2003. U.S. Patents 6,561,976 and 6,561,977 which cover methods of delivering drugs including THALOMID in a manner which significantly decreases the risks of adverse events and which greatly expand the scope of coverage contained in the two previously issued patents 6,315,720 and 6,045,501. Celgene's innovative S.T.E.P.S. includes managed distribution programs for products or drugs that are either teratogens (causing birth defects) or have other adverse effects that make them contraindicated for certain patients.

o Celgene and the National Cancer Institute (NCI) announced the initiation of a clinical program with CC-8490, a new anti-cancer compound in the company's new proprietary class of benzopyrans, which is being evaluated as a potential therapy for brain cancer. Celgene signed a cooperative research and development agreement (CRADA) with the NCI to collaborate on clinical and preclinical development of CC-8490 and other agents that specifically target the destruction of cancer cells in the brain.

o Celgene broadened its strong intellectual property estate for kinase inhibitors with the issuance of multiple fundamental U.S. patents. Celgene presently holds or owns approximately 20 % of the private intellectual property for kinase inhibitors and dominates the c-Jun N-terminal kinase
   (JNK) intellectual property field with 17 issued or pending patents. The newly issued patents contain broad claims to methods utilized for sequence coding, treating specific disease indications, screening and developing novel small molecule therapies to modulate JNK signaling pathways and cover polypeptides of mitogen-activated protein kinase kinases (MKKs) that are involved in the JNK pathways. The JNK gene regulation pathway has been shown to play a pivotal role in the onset and progression of several significant human diseases.

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and 2003 year-end operating and financial performance on January 29, 2004 at 9:00 a.m. ET. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon ET January 29, 2004 until midnight ET February 5, 2004. To access the replay, dial 1-800-642-1687 and enter Reservation Number 4810377.

Celgene Corporation, headquartered in Warren, New Jersey, is an integrated biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

                               CELGENE CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
-----------------------------------------
                                                THREE MONTH PERIOD ENDED          YEARS ENDED
                                                       DECEMBER 31,                DECEMBER 31,
                                                 -----------------------------------------------------
                                                    2003          2002           2003           2002
                                                    ----          ----           ----           ----
Net product sales                                $  70,707     $  34,028      $ 244,453      $ 122,921
Collaborative agreements and other revenue           5,579         1,673         15,174          8,115
Royalty revenue                                      4,482         1,472         11,848          4,710
                                                 -----------------------------------------------------
    Total revenue                                   80,768        37,173        271,475        135,746

Cost of goods sold                                  15,266         5,119         49,085         17,322
Research and development                            34,659        27,340        122,700         84,924
Selling, general and administrative                 29,966        19,563        102,339         69,717
Litigation settlement and related agreements            --        32,212             --         32,212
Acquired in-process research and development            --        55,700             --         55,700
                                                 -----------------------------------------------------
    Total costs and expenses                        79,891       139,934        274,124        259,875
                                                 -----------------------------------------------------
Operating income (loss)                                877      (102,761)        (2,649)      (124,129)

Interest and other income, net                       3,740         5,236         16,128         23,030
                                                 -----------------------------------------------------
Income (loss) from continuing operations
   before income taxes                               4,617       (97,525)        13,479       (101,099)

Income tax benefit (provision)                           5            98           (718)            98
                                                 -----------------------------------------------------
Income (loss) from continuing operations             4,622       (97,427)        12,761       (101,001)

Discontinued operations:
   Gain on sale of chiral assets                       750         1,000            750          1,000
                                                 -----------------------------------------------------
Net income (loss)                                $   5,372     $ (96,427)     $  13,511      $(100,001)
                                                 =====================================================
PER COMMON SHARE-BASIC
------------------------------------------

Income (loss) from continuing operations         $    0.06     $   (1.24)     $    0.16      $   (1.31)
Discontinued operations:
   Gain on sale of chiral assets                      0.01          0.01           0.01           0.01
                                                 -----------------------------------------------------
Net income (loss)                                $    0.07     $   (1.23)     $    0.17      $   (1.29)
                                                 =====================================================
PER COMMON SHARE-DILUTED
------------------------------------------

Net income (loss) from continuing operations     $    0.05     $   (1.24)     $    0.15      $   (1.31)
Discontinued operations:
   Gain on sale of chiral assets                      0.01          0.01           0.01           0.01
                                                 -----------------------------------------------------
Net income (loss)                                $    0.06     $   (1.23)     $    0.16      $   (1.29)
                                                 =====================================================
Weighted average shares outstanding-basic           81,262        78,715         80,887         77,337
                                                 =====================================================
Weighted average shares outstanding-diluted         87,122        78,715         85,398         77,337
                                                 =====================================================




CONSOLIDATED BALANCE SHEET DATA
------------------------------------------

                                                          DECEMBER 31,  DECEMBER 31,
                                                              2003          2002
                                                              ----          ----
Cash, cash equivalents & marketable
      Securities                                            $666,967      $261,182
Total assets                                                 791,336       327,287
Convertible notes                                            400,000            --
Stockholders' equity                                         310,054       276,698




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